Exhibit 99.1

Amylin Pharmaceuticals, Inc. 9360 Towne Centre Drive San Diego, CA 92121 USA	Tel (858) 552 2200 Fax (858) 552 2212 www.amylin.com

FOR IMMEDIATE RELEASE

AMYLIN PHARMACEUTICALS REPORTS THIRD QUARTER FINANCIAL RESULTS

Net product sales increased 28% over prior quarter to $139 million

San Diego, CA – October 18, 2006 – Amylin Pharmaceuticals, Inc. (Nasdaq: AMLN) today reported financial results for the quarter and the nine months ended September 30, 2006.  The Company reported total revenue of $147 million for the third quarter, which includes net product sales of $138.8 million.  Net loss was $46.1 million ($0.36 per share) for the third quarter, which includes $14.6 million ($0.12 per share) of stock-based compensation expense, and also includes a non-operating charge of $7.9 million ($0.06 per share) recorded in connection with the early retirement of the Company’s $175 million 2.25% convertible senior notes due 2008.  At September 30, 2006, the Company held cash, cash equivalents and short-term investments of approximately $832.5 million.

“Adoption of our two first-in-class medicines, BYETTA and SYMLIN, by patients and healthcare professionals continues to grow,” said Ginger L. Graham, Chief Executive Officer of Amylin Pharmaceuticals.  “In conjunction with expanded manufacturing capacity, we began to increase our field force and extend our reach by more than 50% to 65,000 physicians.  Our development activities continue to deliver results that will further expand market opportunities for these products.”

Quarter ended September 30, 2006

Net product sales of $138.8 million for the third quarter of 2006 include sales of $126.4 million for BYETTA® (exenatide) injection, a first-in-class therapy for type 2 diabetes, and $12.4 million for SYMLIN® (pramlintide acetate) injection, a first-in-class diabetes therapy that is used with mealtime insulin.  This compares to net product sales of $21.9 million, consisting of $18.1 million for BYETTA and $3.8 million for SYMLIN for the same period in 2005.  Cost of goods sold was $14.5 million for the quarter ended September 30, 2006 compared to $4.3 million for the same period in 2005.

Revenues under collaborative agreements were $8.2 million in the third quarter of 2006 compared to $4 million for the same period in 2005.  Revenues under collaborative agreements for the third quarter of 2006 consist primarily of cost-sharing payments from Lilly to equalize BYETTA and exenatide LAR development expenses.

Selling, general and administrative expenses increased to $69 million in the third quarter of 2006 compared to $52.1 million for the same period in 2005.  This increase primarily reflects stock-based compensation expense of $8.3 million, and growth in the Company’s field force and business infrastructure.

Research and development expenses increased to $53.7 million in the third quarter of 2006, compared to $32.7 million for the same period in 2005.  The increase reflects increased development costs for exenatide LAR, costs associated with the Company’s early stage programs and $6.3 million of stock-based compensation expense.

Collaborative profit sharing, which represents Lilly’s share of the gross margin for BYETTA, was $57 million in the third quarter of 2006 compared to $7.2 million for the same period in 2005.

The Company reported a non-operating charge of $7.9 million ($.06 per share) in the third quarter of 2006 related to a make-whole payment in connection with the early redemption in August of all of its $175 million, 2.25% convertible senior notes due 2008.

Net interest and other income was $9 million for the third quarter of 2006, compared to $0.8 million for the same period in 2005, reflecting higher average investment balances and higher interest rates in the third quarter of 2006 compared to the same period in 2005.

Net loss was $46.1 million, or $0.36 per share, for the third quarter of 2006, compared to a net loss of $69.5 million, or $0.65 per share, for the same period in 2005.

Third Quarter Highlights

•                  Reported positive results from a clinical study evaluating the safety and efficacy of adding SYMLIN to an established regimen of basal insulin glargine (with or without oral antidiabetic agents) in patients with type 2 diabetes who have not progressed to mealtime insulin therapy, the results of which will form the basis of a supplemental New Drug Application (sNDA) submission to the Food and Drug Administration (FDA), currently planned for late 2006.

•                  Reported positive results from a clinical study indicating that BYETTA improves blood sugar levels as effectively as biphasic insulin aspart 30/70 (NovoMix 30®, NovoNordisk) for people with type 2 diabetes failing to achieve acceptable blood sugar control on both metformin and a sulfonylurea, two common oral diabetes medications.

•                  Reported that the Committee for Medicinal Products for Human Use (CHMP) of the European Medicines Evaluation Agency (EMEA) has issued a positive opinion recommending approval of exenatide for the treatment of type 2 diabetes.

•                  Converted all outstanding 2.25% convertible notes due 2008 into approximately 5.6 million shares of the Company’s common stock, resulting in a $175 million reduction in long-term debt.

Nine months ended September 30, 2006

Total revenues for the nine months ended September 30, 2006 were $347.5 million.  This includes net product sales of $323.5 million consisting of sales of $293.2 million for BYETTA and $30.3 million for SYMLIN.  This compares to total revenue of $76.9 million, including net product sales of $30.5 million, for the same period in 2005.  Cost of goods sold was $38.9 million for the nine months ended September 30, 2006, compared to $5.8 million for the same period in 2005.

Revenues under collaborative agreements were $24.1 million for the nine months ended September 30, 2006, compared to $46.4 million for the same period in 2005.  Revenues under collaborative agreements for the nine months ended September 30, 2006 consist primarily of cost-sharing payments from Lilly to equalize BYETTA and exenatide LAR development expenses.  Revenues under collaborative agreements for the nine months ended September 30, 2005 included the recognition of $35 million in milestone payments from Lilly in connection with the regulatory approval and commercial launch of BYETTA in the United States.

Selling, general and administrative expenses increased to $192.4 million for the nine months ended September 30, 2006, compared to $114.4 million for the same period in 2005.  The increase reflects the expansion of the Company’s commercial organization and business infrastructure to support the commercial launches of BYETTA and SYMLIN in 2005 and $21 million of stock-based compensation expense.

Research and development expenses increased to $155.9 million for the nine months ended September 30, 2006, compared to $86.9 million for the same period in 2005.  The increase reflects costs associated with the development of exenatide LAR, costs associated with the acquisition of leptin, support for the Company’s commercial products, costs associated with the Company’s earlier stage programs and $17 million of stock-based compensation expense.

Collaborative profit sharing was $130.4 million for the nine months ended September 30, 2006 compared to $10 million for the same period in 2005.

Net interest and other income was $17.5 million for the nine months ended September 30, 2006, compared to $0.5 million for the same period in 2005, reflecting higher average investment balances and higher interest rates in 2006 compared to 2005.

Net loss was $160.4 million, or $1.33 per share, for the nine months ended September 30, 2006, compared to a net loss of $139.7 million, or $1.34 per share, for the same period in 2005.

Conference Call

Amylin will webcast its Quarterly Update Conference Call today at 5:00 p.m. ET/2:00 p.m. PT.  The call will be webcast live through Amylin’s corporate website and a recording will be made available following the close of the call. For those without access to the Internet, the live call may be accessed by phone by calling (800) 510-0178 (domestic) or (617) 614-3450 (international), passcode 71066713.  A replay of the call will also be available by phone for 24 hours beginning approximately one hour after the close of the call and can be accessed at (888) 286-8010 (domestic) or (617) 801-6888 (international), passcode 16017606.

About Amylin

Amylin Pharmaceuticals is a biopharmaceutical company committed to improving lives through the discovery, development and commercialization of innovative medicines.  Amylin has developed and gained approval for two first-in-class medicines for diabetes, SYMLIN® (pramlintide acetate) injection and BYETTA® (exenatide) injection.  Amylin’s research and development activities leverage the company’s expertise in metabolism to develop potential therapies to treat diabetes, obesity and cardiovascular disease.  Amylin is located in San Diego, California with over 1250 employees nationwide.  Further information on Amylin Pharmaceuticals is available at www.amylin.com.

This press release contains forward-looking statements about Amylin, which involve risks and uncertainties.  The Company’s actual results could differ materially from those discussed herein due to a number of risks and uncertainties, including risks that BYETTA or SYMLIN may be affected by unexpected new data, technical issues, or manufacturing and supply issues; risks that our financial results may fluctuate significantly from quarter to quarter and may not meet market expectations;

risks that our clinical trials will not be completed when planned or may not replicate previous results; risks that the FDA may not approve the Company’s sNDAs or product candidates; and risks inherent in the drug development and commercialization process.  Commercial and government reimbursement and pricing decisions and the pace of market acceptance may also affect the potential for BYETTA or SYMLIN.  These and additional risks and uncertainties are described more fully in the Company’s recently filed Form 10-Q.  Amylin disclaims any obligation to update these forward-looking statements.

(financial information to follow)

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Quarter ended September 30,		Nine months ended September 30,
	2006	2005	2006	2005
Revenues:
Net product sales	$138,798	$21,872	$323,457	$30,524
Revenues under collaborative agreements	8,219	4,034	24,055	46,411
Total revenues	147,017	25,906	347,512	76,935

Costs and expenses:
Cost of goods sold	14,508	4,260	38,937	5,782
Selling, general and administrative	69,037	52,062	192,388	114,448
Research and development	53,703	32,748	155,886	86,878
Collaborative profit sharing	57,026	7,152	130,382	10,018
Total costs and expenses	194,274	96,222	517,593	217,126

Operating loss	(47,257)	(70,316)	(170,081)	(140,191)

Make-whole payment on debt redemption	(7,875)	—	(7,875)	—
Interest and other income, net	8,992	841	17,521	518

Net loss	$(46,140)	$(69,475)	$(160,435)	$(139,673)

Net loss per share - basic and diluted	$(0.36)	$(0.65)	$(1.33)	$(1.34)

Shares used in computing net loss per share - basic and diluted	126,582	106,264	120,423	103,961

AMYLIN PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

	September 30,	December 31,
	2006	2005
Assets
Current assets:
Cash, cash equivalents and short-term investments	$832,545	$443,423
Accounts receivable, net	65,274	26,725
Inventories, net	48,615	26,750
Other current assets	19,604	17,847
Property and equipment, net	92,564	42,050
Other assets	7,066	11,192
Total assets	$1,065,668	$567,987

Liabilities and stockholders’ equity
Current liabilities	$168,816	$99,611
Other liabilities, net of current portion	22,307	24,112
Convertible senior notes	200,000	375,000
Stockholders’ equity	674,545	69,264
Total liabilities and stockholders’ equity	$1,065,668	$567,987

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CONTACT:

Mark G. Foletta

Senior Vice President, Finance and Chief Financial Officer

(858) 552-2200

www.amylin.com